Prospectus Supplement                        Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 14, 2001)              Registration No. 333-67020



                               JOHNSON & Johnson

                               5,403,694 Shares
                                 Common Stock

                                 $393,096,000
                                  Guarantees

     This prospectus supplement contains information about the persons who can use this prospectus supplement to offer and sell shares of Johnson & Johnson common stock those persons own and, together with ALZA's 3% Zero Coupon Convertible Subordinated Debentures due July 28, 2020 those persons own, the Johnson & Johnson guarantees those persons own of those debentures.


                            SELLING SECURITYHOLDERS

         The information set forth under the caption "Selling Securityholders" in the Johnson & Johnson prospectus dated August 14, 2001, relating to Johnson & Johnson common stock and the Johnson & Johnson guarantees, as supplemented on August 31, 2001, October 4, 2001, October 15, 2001 and November 28, 2001, is supplemented to add the following:



                                         COMMON STOCK                            GUARANTEES
                               -------------------------------- -----------------------------------------------
                                                  NUMBER          PRINCIPAL                       PRINCIPAL
                                   SHARES        OF SHARES          AMOUNT      PERCENTAGE OF       AMOUNT
     NAME OF SELLING            BENEFICIALLY   REGISTERED FOR    BENEFICIALLY    OUTSTANDING    REGISTERED FOR
   SECURITYHOLDER (1)              OWNED (2)   SALE HEREBY (3)     OWNED ($)     GUARANTEES     SALE HEREBY($)
   ------------------          -------------- ----------------- -------------- --------------- ----------------
Credit Suisse First Boston         33,115         33,115          2,409,000          *             2,409,000

---------------
(1) The information set forth herein is as of April 12, 2002.

(2) Assumes conversion of the full amount of the unrestricted and restricted ALZA debentures held by such holder at the conversion rate in effect as of April 12, 2002 of 13.7465 shares of Johnson & Johnson common stock per $1000 principal amount of an ALZA debenture. Fractional shares will not be issued upon conversion of the ALZA debentures; cash will be paid in lieu of any fractional shares.

(3) Assumes conversion of the full amount of the restricted ALZA debentures held by such holder at the conversion rate in effect as of April 12, 2002 of 13.7465 shares of Johnson & Johnson common stock per $1000 principal amount of an ALZA debenture. Fractional shares will not be issued upon conversion of the ALZA debentures; cash will be paid in lieu of any fractional shares. This prospectus supplement also covers any additional shares of Johnson & Johnson common stock which may become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Johnson & Johnson common stock.

   * Represents beneficial ownership of less than 1% of the aggregate principal amount of Johnson & Johnson guarantees outstanding as of April 12, 2002.


                The date of this prospectus is April 12, 2002.